EXHIBIT 99.1
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                                                                  NEWS RELEASE



     COMPANY CONTACT:                                MEDIA & INVESTOR RELATIONS:
     ---------------                                 ---------------------------
     Beverly Tkaczenko                                  Greg Facktor or Jo Bandy
     Advanced Mammography Systems, Inc.                          Market Pathways
     800.476.0569                                                   714.955.1860


     FOR IMMEDIATE RELEASE
     ---------------------


                      ADVANCED MAMMOGRAPHY ANNOUNCES CLOSING OF
                          $1.5 MILLION IN PRIVATE PLACEMENT

     WILMINGTON, MASS., FEBRUARY 12, 1997 - ADVANCED MAMMOGRAPHY SYSTEMS, INC. (NASDAQ: MAMO), developer of the only FDA approved, MRI-based dedicated breast imaging system, the Aurora[TM], announced today that it has received $1.5 million in private placement funding. In connection with these private placements, the company issued 1,219,514 shares of its common stock, plus three-year warrants to purchase 1,341,465 additional shares of the company's common stock.

     In connection with the $1.5 million funding, the parties are conducting good faith negotiations for additional financing in the amount of $10 million. The parties, however, have not concluded their negotiations and there are no assurances they will conclude these negotiations or that these funds will be drawn down by the company.

     AURORA NOW GEARING-UP FOR WIDE-SPREAD COMMERCIAL USE
     ----------------------------------------------------
     "This is the first step in raising the necessary funding to implement the company's strategic plan to bring its Aurora magnetic resonance breast imaging system to the commercial market," stated Jack Nelson, chairman of the board and chief executive officer of Advanced Mammography. "Specifically, this capital infusion will allow us to expand our marketing efforts by: 1) continuing to select and install Aurora units in key sites known for their focus on women's health issues; 2) opening company-owned breast MR centers featuring the Aurora, and 3) entering into partnership agreements with hospitals and major clinics to jointly operate and own breast MR centers featuring the Aurora."

     Continued Nelson, "It also allows ut to ready the produce for wide-spread commercial use by accelerating development of advanced clinical protocols to ensure optimal utilization of the Aurora; as well as, continue the ongoing development to enhance the Aurora system's diagnostic capabilities. The above-mentioned, combined with securing and improving new distribution channels for the system, will ensure that the Aurora will be available for use by the widest possible audience."

     The securities were sold in a private placement under Regulation D of the Securities Act of 1933 and in off-shore transactions under Regulation S of the Act. The securities have not been registered under the Act and may not be offered or sold in the United States absent registration or an application exemption from the registration requirements.


     SAFE HARBOR STATEMENT
     ---------------------

     This release contains forward-looking information, including forward-looking statements regarding the (i) potential market size or commercial success that the Aurora may have, and (ii) the positive impact that the Aurora may have in diagnosing breast disease in women. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

     Advanced Mammography Systems, Inc., has developed the only dedicated breast imaging system, the Aurora, based on magnetic resonance imaging technology. The company commenced commercial marketing activities for the system following clearance of the product by the FDA in February 1996.


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